EXHIBIT 21.1

Royal Gold, Inc. and its Subsidiaries

As of December 31, 2022

Name	State / Province / Country of Incorporation	Ownership Percentage
Royal Gold, Inc.	Delaware
Denver Mining Finance Company, Inc.	Colorado	100%
Crescent Valley Partners, L.P.	Colorado	93.077%
Royal Crescent Valley, LLC	Delaware	100%
RG Royalties, LLC	Delaware	100%
RG Goldrush, LLC	Delaware	100%
RGLD Holdings, LLC	Delaware	100%
RGLD Gold (Canada) ULC	Alberta	(1)
International Royalty Corporation	Canada	100%
4324421 Canada Inc.	Canada	100%
Labrador Nickel Royalty Limited Partnership	Ontario	90%
1370553 B.C. Ltd. (2)	British Columbia	100%
Great Bear Royalties Corp. (2)	British Columbia	100%
Royal Gold International Holdings, Inc.	Delaware	100%
RGLD UK Holdings Limited	United Kingdom	100%
RGLD Gold AG	Switzerland	100%
Royal Gold Corporation	Canada	100%

(1)	Royal Gold, Inc. owns approximately 20.7078% and RGLD Holdings, LLC owns approximately 79.2922% of RGLD Gold (Canada) ULC.
(2)	Effective September 9, 2022, 1370553 B.C. Ltd., a newly created wholly owned subsidiary of International Royalty Corporation, acquired 100% of Great Bear Royalties Corp. Effective January 1, 2023, Great Bear Royalties Corp. was amalgamated into 1370553 B.C. Ltd., and the name of 1370553 B.C. Ltd. was changed to Great Bear Royalties Corp.